Rocketinfo Closes Private Placement

NEWPORT BEACH, CA -- (MARKET WIRE) - December 4, 2006-- Rocketinfo, (OTC BB: RKTI) creators of www.rocketnews.com, an Internet news aggregator empowering businesses and knowledge workers with simplified search and delivery of current news, today announced the closing of a $500,000 private placement. Rocketinfo will utilize these proceeds as working capital towards restructuring company operations.

"Our customers are wonderfully demanding about their news, information and intelligence needs," said Marco Hegyi, president & CEO of Rocketinfo. "For years Rocketinfo has satisfied their demands by enhancing its data acquisition and user interface. For example, Rocketinfo's web application uses a rich Web 2.0 interface to enrich the consumer's experience. In return, Rocketinfo corporate customers have renewed year in, year out. Today Rocketinfo has grown to generate over 8 million search queries monthly and has aggregated a deep collection of current news and information sources. This recent funding jump starts our plans to expand on this success."

Outsell, Inc.'s HotTopics report (September, 2006) identified that the Search, Aggregation and Syndication (SAS) market is expected to grow from $42 billion in 2006 to $67 billion by 2009, a 17.3% CAGR. The top five leaders represent $23 billion, leaving almost $20 billion for the rest of SAS.

"The SAS market is in the formative stages with room for significant
growth," Mr. Hegyi continued.   "While the rest of SAS market confirms
great consumption and demand for acquiring web-based information, the more interesting metric is that 31% of search efforts are failing suggesting that there is demand for a better and more focused experience. Rocketinfo has a number of expansion opportunities to address this demand, including video and audio content, mobile device delivery and adding user-generated content for greater collaboration and value-add. The Company is initially focused on its enterprise customers. As a result of the working capital raised, Rocketinfo has begun to build out its leadership team, strategic business plan and is reviewing plans to raise additional financing that will fuel the Company's growth."

About Rocketinfo
Founded in 1998, Rocketinfo (OTCBB:RKTI) provides the fastest, largest and best aggregation of RSS feeds of news sites, articles, press releases, trade and government publication and expert blogs.
Rocketinfo continuously searches and indexes over 16,000 news sites, 30,000 RSS and weblog sources to provide customized content channels for external publishing of current news and business information and internal gathering of competitive research, market intelligence, media monitoring. Experience the fastest search of the largest collection of real-time RSS news feeds by visiting www.rocketnews.com today and take our Rocket RSS Scanner for a spin. More information on our products and services are available at www.rocketinfo.com.

The preceding includes forwarding-looking statements which involve known and unknown risks and uncertainties which may cause Rocketinfo Inc.'s actual results in future periods to differ materially from forecasted results. For a list and description of such risks and uncertainties, see Rocketinfo Inc.'s reports filed with the Securities and Exchange Commission.


For Further Information Contact:

Tel: 1 877 402 INFO (4636)
Media Inquiries: press@rocketinfo.com
Investor Inquiries: investor@rocketinfo.com
Sales Inquiries: info@rocketinfo.com